                                                                   Exhibit 10.58

                             EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of January 24, 2001, to be effective as of January 1, 2001, by and between BRE PROPERTIES, INC., a Delaware corporation (the "Company"), and FRANK MCDOWELL (the "Executive").

                                  Background
                                  ----------

     WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, on the terms and subject to the conditions of this Agreement.

     NOW, THEREFORE, in consideration of the covenants, duties, terms, and conditions set forth in this Agreement, the parties agree as follows:

     1.   Initial Term. The initial term of this Agreement is from January 1,
          ------------
2001, to December 31, 2001, unless earlier terminated pursuant to Section 7 (the "Initial Term"). Executive shall commence the rendering of personal services under this Agreement on January 1, 2001 (the "Start Date"). This Agreement shall automatically be extended from year to year for one-year terms beginning on January 1, 2002, provided that (a) the Company or the Executive does not give notice of termination to the other party, as described in Section 14.1, below, at least one year prior to the end of the then-current term (for example, to not extend the agreement for the year 2003, a party would have to give notice no later than December 31, 2001, which is one year prior to the end of the then current term); (b) the Agreement has not been terminated pursuant to Sections 7 or 8, below; or (c) the parties have not entered into a new agreement with respect to the subject matter hereof. In the event either the Company or the Executive provides notice of non-renewal pursuant to clause (a), the Company shall have the right to terminate prior to the end of the renewal term on sixty
(60) days written notice; provided, that such early termination by the Company, if for reasons other than as provided in Section 7.1 or 7.2, shall be deemed a termination by the Company Other Than for Good Cause, in which case the Executive shall be entitled to the severance and other benefits specified in
Section 8.1(b). In the event either the Company or Executive provides a notice of non-renewal pursuant to clause (a) above, Executive shall have the right to terminate prior to the end of the renewal term on sixty (60) days written notice; provided, that such early termination by Executive shall be deemed a voluntary termination by Executive pursuant to Section 7.1 and no severance shall be payable to Executive. Notwithstanding anything to the contrary herein, this Agreement shall terminate on December

                                       1
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31, 2013 (a "Retirement Termination"), and Executive shall be entitled to the benefits specified in Section 8.1(a).

     2.   Duties. Executive shall be employed by the Company as its President
          ------
and Chief Executive Officer. Executive shall be under the direction and supervision of the Company's Board of Directors (the "Board"). Executive shall devote his full business time and best efforts to the Company, with his powers and duties to be determined by the Board. Executive shall not, except for incidental management of his personal financial affairs, engage in any other business, nor shall he serve in any position with any other corporation or entity, without the prior written consent of the Board. The Company agrees to nominate Executive for election to the Board as a member of the management slate at each annual meeting of stockholders during his employment hereunder.

     3.   Compensation. During the Initial Term and any extension thereof,
          ------------
Executive shall be entitled to receive compensation in accordance with this
Section 3.

          3.1  Base Salary. Commencing on the Start Date, Executive shall
               -----------
receive an annual base salary ("Base Salary") of $375,000. The Board, in its discretion, may adjust the Base Salary based on relevant circumstances. The Base Salary shall be payable by the Company to the Executive in equal installments on the dates payments of salary are regularly made by the Company to its executive employees.

          3.2  Annual Incentive Bonus. Executive shall be eligible to receive
               ----------------------
an annual incentive bonus (the "Annual Bonus") of up to 100% of Base Salary for each fiscal year of the Company during the Initial Term and any extension thereof. The amount of the Annual Bonus shall be based on the achievement of predefined operating or performance criteria established by the Board (the "Annual Criteria"), with emphasis on Funds from Operations ("FFO") and other operating measures deemed appropriate by the Board. It is anticipated that, for any given year, the amount of the Annual Bonus could range from 0% of Base Salary (in the event of a failure to achieve the Annual Criteria), to 50% of Base Salary (in the event of achievement of the Annual Criteria), to between 50% and 100% of Base Salary (in the event the Annual Criteria are exceeded). Except as otherwise specified in this Agreement, Executive shall earn the Annual Bonus only at the end of each of the Company's fiscal years during the Initial Term and any

                                       2
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extension thereof. The Annual Bonus, if earned, shall be paid within 90 days after the end of each fiscal year.

          3.3  Restricted Stock Awards. Executive has been awarded shares and
               -----------------------
options to purchase shares of the Company's common stock ("Common Stock") pursuant to the Company's 1992 Amended and Restated Employee Stock Plan (the "1992 Plan") and the 1999 BRE Stock Incentive Plan (the "1999 Plan"). Such awards remain in full force and effect and the options shall vest and the restrictions expire on the options or restricted stock in accordance with the terms of the award.

          3.4  Long-Term Incentive Awards. Executive shall be entitled to
               --------------------------
receive long-term incentive awards issued by the Company and approved by the Board in accordance with the provisions of Section 6.

     4.   Benefits. During the Initial Term and any extensions thereof,
          --------
Executive shall be entitled to receive such other benefits and to participate in such benefit plans as are generally provided by the Company to its executive employees, including, without limitation, automobile allowances (currently $600 per month), and profit sharing and insurance plans. Executive shall be entitled to four weeks vacation for each calendar year during the Initial Term and any extensions thereof.

     5.   Expenses. The Company shall pay or reimburse Executive for all
          --------
reasonable travel and other expenses incurred by Executive in performing his duties under this Agreement in accordance with Company policy.

     6.   Long-Term Incentive Awards. In each fiscal year during the Initial
          --------------------------
Term or any extension thereof, Executive shall be entitled to receive such long-term incentive awards under any Management Incentive Compensation Plan ("MICP") as may be approved by the Board. It is contemplated that, if made, any awards under the MICP may take into account financial, operating, and other results achieved during the preceding fiscal year as well as future long-term performance goals. Such awards may be in the form of options, restricted shares, SARs, stock sales, stock grants, forgivable loans, or any other form of long-term compensation, as may later be determined by the Board in its sole discretion. However, regardless of form, it is contemplated that the annual awards to Executive under the MICP will provide Executive with the opportunity to receive, assuming achievement of all applicable performance goals, the

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financial equivalent of (i) a forgivable performance-based five-year loan to purchase 10,000 shares of Common Stock, and (ii) options to purchase 50,000 shares of Common Stock at Market Value on the date of award.

     7.   Termination of Employment.
          -------------------------

          7.1  Termination Due to Death or Disability; Voluntary Termination.
               -------------------------------------------------------------
If at any time during the Initial Term or any extension thereof, Executive shall die, suffer any Disability (as defined below), or voluntarily terminate his employment by the Company, then, in any such event, his employment under this Agreement shall automatically terminate on the date of death, upon any Disability, or the date of voluntary termination, as the case may be. As used herein, the term "Disability" shall mean the inability of Executive to perform his duties because of physical or mental illness or incapacity as determined by the Board.

          7.2  Termination by the Company for Good Cause. The Company may
               -----------------------------------------
terminate this Agreement and Executive's employment at any time for Good Cause. In such event, this Agreement shall terminate on such date as shall be specified in writing by the Company. As used herein, the term "Good Cause" shall mean (i) any act or omission of gross negligence, willful misconduct, dishonesty, or fraud by Executive in the performance of his duties hereunder, (ii) the failure or refusal of Executive to perform the duties or to render the services assigned to him from time to time by the Board, (iii) the charging or indictment of Executive in connection with a felony or any misdemeanor involving dishonesty or moral turpitude, or (iv) the material breach by Executive of this Agreement or the breach of Executive's fiduciary duty or duty of trust to the Company.

          7.3  Termination by the Company Other Than for Good Cause. The
               ----------------------------------------------------
Company may terminate this Agreement and Executive's employment for any reason other than for Good Cause. In such event, this Agreement shall terminate on the 30th day following written notice of such termination by the Company.

     8.   Compensation upon Termination.
          -----------------------------

          8.1  Termination Other Than in Connection With a Change in Control.
               -------------------------------------------------------------

               (a) In the event of termination of Executive's employment pursuant to Section 7.1 (Termination Due to Death or Disability; Voluntary Termination) or 7.2

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(Termination by the Company for Good Cause) or due to a Retirement Termination,
the Company shall not be obligated, from and after the date of termination, to provide to Executive, and Executive shall not be entitled to receive from the Company, any compensation (including any payments of Base Salary, Annual Bonus, or other awards) or other benefits (including any benefits under the MICP); except that if termination pursuant to Section 7.1 is due to death or Disability or to a Retirement Termination, Executive or his estate shall receive, within 90 days after the close of the fiscal year in which the death, Disability or Retirement Termination occurred, a lump-sum payment equal to the estimated Annual Bonus that the Executive would have earned for the fiscal year in question (based on actual performance relative to Annual Criteria for the fiscal year and Executive's contribution up to the date of death or Disability), calculated on a pro-rated basis to the date of termination. In the case of any termination of employment pursuant to Sections 7.1 or 7.2, the outstanding balance under the Loan Agreements listed in Exhibit A (the "Loan Agreements"),
                                            ---------
and all accrued interest, shall be due and payable in full 15 days following the termination date; provided, however, that in the case of termination based upon death or Disability or a Retirement Termination, the outstanding balance on each such Loan shall be reduced by such amount by the Pro Rata Calculation (in which case, the Company may delay the due date to complete the Pro Rata Calculation). For the purpose of this Agreement, "Pro Rata Calculation" shall mean a pro rata application of Section 6 of each of the Loan Agreements as described in Exhibit
                                                                        -------
B to this Agreement, taking into consideration the number of full months worked
-
and the Company's performance data through the last quarter having ended 45 days or more prior to the termination date, not withstanding the fact that such sections of the Loan Agreements may not provide for such pro rata application.

          (b) In the event of termination by the Company of Executive's employment pursuant to Section 7.3 (Other than for Good Cause) or termination of Executive's employment upon the expiration of the contract subsequent to notice of non-renewal pursuant to Section 1 by either the Company or Executive, the Company shall provide Executive with the following compensation within 15 days after such termination: (i) Executive shall be entitled to receive a lump-sum payment from the Company equal to his then Base Salary plus an amount equal to the average of his Annual Bonus, if any, over the most recent two years, and
(ii) the amount payable under the Loan Agreements shall be reduced by the Pro Rata Calculation, with the balance of the Loans, and all accrued interest, due and payable immediately. In addition, the

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Executive shall receive within 90 days after such termination, a lump-sum payment equal to the estimated Annual Bonus that Executive would have earned for the fiscal year in question and the prior fiscal year in the event such Annual Bonus has not been paid (based on actual performance relative to Annual Criteria for the fiscal year and Executive's contribution up to the date of termination), calculated on a pro-rated basis to the date of termination.

          (c) Executive's right to receive any of the payments or other compensation (including, without limitation, loan forgiveness) to be made to Executive pursuant to this Section 8.1 shall be contingent on Executive providing the Company a full and complete release of all known and unknown claims against the Company and its representatives.

          8.2  Termination Following a Change in Control. The following
               -----------------------------------------
provisions shall apply in lieu of Section 8.1 if, and only if, the termination of Executive's employment occurs within 12 months following a Change in Control (as defined in Section 8.2(d)):

               (a) In the event of termination of Executive's employment pursuant to Section 7.1 due to death or disability, or pursuant to Section 7.2 or pursuant to a Retirement Termination, the provisions of Section 8.1(a) apply.

               (b) In the event of termination of Executive's employment pursuant to Section 7.1 due to voluntary termination by Executive without Good Reason (as defined below) upon not less than ninety (90) days notice with such notice given not earlier than the three month anniversary of the effective date of the Change in Control, or termination of Executive's employment upon the expiration of the contract subsequent to Executive providing the Company with notice of non-renewal pursuant to Section 1, Executive, Executive shall be entitled to receive a lump-sum payment from the Company equal to his then Base Salary plus an amount equal to the average of his Annual Bonus, if any, over the most recent two years. As used herein, the term "Good Reason" means (i) a material change in Executive's duties, responsibilities, or authority, or (ii) the Company's relocation of the Executive, without the Executive's consent, to a location outside of the San Francisco metropolitan area. The amount payable under the Loan Agreements shall be reduced by the Pro Rata Calculation, with the balance of the Loans, and all accrued interest, due and payable immediately. In addition, the Executive shall receive within 90 days after such termination, a lump-sum payment equal to the estimated Annual Bonus that Executive would have earned for the fiscal year in question and the prior fiscal year in the event such Annual Bonus has not been paid (based on actual performance relative to Annual Criteria for the fiscal year and Executive's contribution up to the date of termination), calculated on a pro-rated basis to the date of termination.

          (c)  In the event of termination of Executive's employment pursuant to
Section 7.1 due to voluntary termination by Executive with Good Reason, termination of Executive's employment other than with good cause pursuant to
Section 7.3, or termination of Executive's employment upon the expiration of the contract subsequent to the Company providing Executive with notice of non-renewal pursuant to Section 1, the Company shall provide Executive with the following compensation within 15 days after such termination: (i) Executive shall be entitled to receive a lump-sum payment from the Company equal to two times his then Base Salary plus an amount equal to two times the average of his Annual Bonus, if any, over the most recent two years, (ii) all restrictions (except applicable federal and state securities law) on the shares of Common Stock awarded to Employee under Section 3.3 would be eliminated and such shares would fully vest in Executive, (iii) all unvested stock options (including the Options) held by Executive at the date of termination, would vest and become fully exercisable for a period of three months from the date of termination, and
(iv) the amount payable under the Loan Agreements shall be reduced by the Pro Rata Calculation, and the balance of each Loan, and all accrued interest, shall be due and payable immediately. In addition, the Executive shall receive within 90 days after such termination, a lump-sum payment equal to the estimated Annual Bonus that Executive would have earned for the fiscal year in question and the prior fiscal year in the event such Annual Bonus has not been paid (based on actual performance relative to Annual Criteria for the fiscal year and Executive's contribution up to the date of termination), calculated on a pro-rated basis to the date of termination.

               (d) As used herein, a "Change in Control" shall be deemed to have occurred when any of the following events occur:

                    (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), as in effect on the date hereof (a "Person")) acquiring "beneficial ownership" (as defined in Rule 13D-3 under the Exchange Act), of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities; or

                    (ii) a change in the Board that is the result of a proxy solicitation(s) or other action(s) to influence voting at a shareholders' meeting of the Company (other than by voting one's own stock) by a Person or group of Persons who has Beneficial Ownership of 5% or more of the combined voting power of the securities of the Company and which causes the Continuing Directors (as defined below) to cease to constitute a majority of the Board; provided, however, that neither of the events described in (i) or (ii) of this
Section 8.2(d) shall be deemed to be a Change in Control if the event(s) or election(s) causing such change shall have been approved specifically for purposes of this Agreement by the affirmative vote of at least a majority of the members of the Continuing Directors. For these purposes, a "Continuing Director" shall mean a member of the Board (i) who is a member of the Board on the date of this Agreement, or (ii) who subsequently becomes a member of the Board and who either (x) is appointed or recommended for election with the affirmative vote of a majority of the Directors then in office who are Directors on the date hereof, or (y) is appointed or recommended for election with the affirmative vote of a majority of the Directors then in office who are described in clauses (i) and
(ii) (including clause (ii)(y)), as applicable.

          (e) Notwithstanding anything to the contrary in this Section 8.2, if any of the payments or other compensation to be made to Executive pursuant to this Section 8.2 are determined to be "parachute payments" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), then the amount of such payments or other compensation shall be reduced to the largest amount which would not constitute "parachute payments" as so defined.

          Notwithstanding anything in this Agreement to the contrary, to the extent that any payment, distribution or benefit of any type to or for the benefit of Executive by the Company, any affiliate of the Company, any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company's assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, (the `Code') and regulations
                                                        ----
thereunder); any such acquisition being referred to herein as a `280G Change in
                                                                 --------------
Control'), or any affiliate of such person, whether paid or payable or
-------
distributed or distributable pursuant to the terms of this Agreement or otherwise (including, without limitation, any accelerated vesting or payment of stock options, restricted stock or other stock awards and any forgiveness of indebtedness) (collectively, the `Total Payments') is or will be subject to the
                                  --------------
excise tax imposed under Section 4999 of the Code (the `Excise Tax'), then the
                                                        ----------
Total Payments shall be reduced so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1) less than the amount which would cause the Total Payments to be suject to the Excise Tax. Unless Executive shall have given prior written notice specifying a different order to the Company to effectuate the foregoing, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating any case severance benefits, then by reducing or eliminating any other remaining Total Payments other than any accelerated vesting of stock options, restricted stock or other stock award, then by reducing or eliminating any accelerated vesting of stock options, restricted stock or other stock awards. The preceding provisions take precedence over the provisions of any other plan, arrangement or agreement governing Executive's rights and entitlements to any benefits or compensation. The determination of whether the Total Payments shall be reduced as provided above, and the determination of the amount of such reduction, shall be made at the Company's expense by the Company's regular firm of independent certified public accountants (the `Accounting Firm'). The Accounting Firm shall provide
                         ---------------
its determination (the `Determination'), together with detailed supporting
                        -------------
calculations and documentation to the Company and Executive within fifteen (15) days of the 280G Change in Control. It is possible that Total Payments to Executive will initially be reduced to an extent greater than that required under the foregoing provisions (an `Underpayment'). It is also possible that
                                    ------------
Total Payments will not initially be reduced to the extent required by the foregoing provisions (an `Overpayment'). The determination of any Underpayment
                          -----------
or Overpayment shall be made by the Accounting Firm in accordance with the foregoing paragraph. In the event of an Underpayment, the amount of such Underpayment shall be paid to Executive. In the event of an Overpayment, such Overpayment shall be treated for all purposes as a loan to Executive with interest at the applicable federal rate provided for in Section 1274(d) of the Code. In such case, Executive shall repay the amount of the loan with interest to the Company as soon as administratively practicable after the Company notifies Executive of (i) the Accounting Firm's determination that an Overpayment was made and (ii) the amount to be repaid.

          (f) Executive's right to receive any of the payments or other compensation (including, without limitation, loan forgiveness, elimination of restrictions on shares of Common Stock, or vesting of stock options) to be made to Executive pursuant to this

Section 8.2 shall be contingent on Executive providing the Company a full and complete release of all known and unknown claims against the Company and its representatives.

     9.   Confidentiality and Non-Solicitation.  It is specifically understood
          ------------------------------------
and agreed that some of the Company's business activities are secret in nature and constitute trade secrets, or are otherwise confidential and/or proprietary in nature, including but not limited to the Company's "know-how," methods of business and operations, and property and financial analyses and reports (all such information, "Proprietary Information"). All of the Company's Proprietary Information is and shall be the sole property of the Company for its own exclusive use and benefit, and Executive agrees that upon termination of his employment for any reason whatsoever, he shall return to the Company all Proprietary Information in his possession or under his control. Executive further agrees that he shall hold all of the Company's Proprietary Information in strictest confidence and shall not at any time, either during or after his employment by the Company, use or disclose, or permit the use or disclosure of, the same for his own benefit or for the benefit of others, unless authorized to do so by the Company's written consent or by a contract or agreement to which the Company is a party or by which it is bound. The provisions of this Section 9 shall perpetually survive the termination of the Agreement, and Executive shall likewise be bound by all other agreements between him and the Company relating in any way to the protection of the Company's Proprietary Information. For a period of one year following any termination of this Agreement, Executive shall not recruit, attempt to hire, direct, assist others in recruiting or hiring, or encourage any employee of the Company to terminate his or her employment with the Company or to accept employment with any subsequent employer or business with whom Executive is affiliated in any way.

     10.  Mandatory Mediation and Mandatory Arbitration.  If a dispute arises
          ---------------------------------------------
between Company and Executive concerning this Agreement, or in any way relating to Executive's employment by the Company and/or the termination thereof, the disputed matter shall first be submitted to mandatory mediation, such mediation to be conducted in the City of San Francisco pursuant to the then-current rules of the Judicial Arbitration and Mediation Services ("JAMS") by a mediator affiliated with JAMS, or by such other mediator as is mutually agreeable to the parties. If the mediation does not successfully resolve such dispute, then the dispute shall be submitted to mandatory, final, and binding arbitration in the City of San Francisco, California in accordance with the employment arbitration rules of the American Arbitration Association

("AAA Rules"). Any judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve the disputed matter. The arbitrators shall apply the law of the State of California in making any determination hereunder. Notwithstanding anything to the contrary which may now or hereafter be contained in the AAA Rules, the parties agree any such arbitration shall be conducted before a panel of three arbitrators, who shall be compensated for their services at a rate to be determined by the American Arbitration Association in the event the parties are not able to agree upon their rate of compensation. Each party shall have the right to appoint one arbitrator (to be appointed within twenty days of the notice of a dispute to be resolved by arbitration hereunder), and the two arbitrators so chosen shall mutually agree upon the selection of the third, impartial arbitrator. The majority decision of the arbitrators will be final and conclusive upon the parties hereto. The parties hereby acknowledge and agree that final and binding arbitration shall be the sole and exclusive means of resolving any such dispute, that they waive all rights to a civil court action, and that the dispute shall be fully and finally resolved by the arbitrators and shall not be resolved by a jury or a court.

     11.  Taxes; Withholdings.  All compensation payable by the Company to the
          -------------------
Executive under this Agreement which is or may become subject to withholding under the Code or other pertinent provisions of laws or regulation shall be reduced for all applicable income and/or employment taxes required to be withheld.

     12.  Administration by the Board.  The Board, or its Compensation Committee
          ---------------------------
as determined by the Board, shall be (i) solely responsible for the interpretation and administration of this Agreement and the Loan Agreements, and
(ii) entitled to modify this Agreement and the Loan Agreements (including, without limitation, performance criteria and targets) as necessary or appropriate to achieve the purposes and intents of the same in light of changing or extenuating circumstances. All such actions, decisions, and modifications regarding this Agreement or Loan Agreements made in good faith by the Board, or by its Compensation Committee, shall be final and binding on Executive.

     13.  Offset Upon Termination of this Agreement.  The Company shall have the
          -----------------------------------------
right, without any notice to the Executive, to offset any amounts payable to the Company under the Loan Agreements against any amount payable to the Executive pursuant to this Agreement.

     14.  Miscellaneous.
          -------------

          14.1 Written notices required by this Agreement shall be sent to Company or Executive by certified mail, with a return receipt requested, to Company's registered address and to Executive's last shown address on Company's records, respectively. Such notice shall be deemed to be delivered two days after mailing.

          If to Company:      BRE Properties, Inc.
          -------------
                              44 Montgomery Street, Suite 3600
                              San Francisco, CA  94104-4809
                              Attn:  Chairman of the Board

          With Copy to:       L. Michael Foley
          ------------
                              Chairman, Compensation Committee
                              5824 Camino de la Costa
                              La Jolla, CA  92037

                              Or to the current Compensation Committee Chair

          And copy to:        Farella Braun & Martel LLP
          ------------
                              235 Montgomery Street, Suite 3000
                              San Francisco, CA  94104
                              Attn:  Frank E. Farella, Esq.

          If to Executive:    Frank McDowell
          ---------------
                              President and CEO
                              BRE Properties, Inc.
                              44 Montgomery Street, Suite 3600
                              San Francisco, CA  94104-4809

          14.2 This Agreement and the Loan Agreements contain the full and complete understanding of the parties and supersede all prior representations, promises, agreements, and warranties, whether oral or written; provided, however, all options and other agreements between the Company and Executive with respect to Common Stock shall not be superseded by this Agreement and shall remain in full force and effect.

          14.3 This Agreement shall be governed by and interpreted according to the laws of the State of California.

          14.4 With respect to the Company, this Agreement shall inure to the benefit of and be binding upon any successors or assigns of Company. With respect to Executive, this Agreement shall not be assignable but shall inure to the benefit of estate of Executive or his legal successor upon death or disability.

          14.5 The captions of the various sections of this Agreement are inserted only for convenience and shall not be considered in construing this Agreement.

          14.6 This Agreement can be modified, amended, or any of its terms waived only by a writing signed by both parties.

          14.7 If any provision of this Agreement shall be held invalid, illegal, or unenforceable, the remaining provisions of the Agreement shall remain in full force and effect, and the invalid, illegal, or unenforceable provision shall be limited or eliminated only to the extent necessary to remove such invalidity, illegality, or unenforceability in accordance with the applicable law at that time.

          14.8 Without limiting the provisions of Section 10, if either party institutes arbitration proceedings pursuant to Section 10 or an action to enforce the terms of this Agreement, the prevailing party in such proceeding or action shall be entitled to recover its out-of-pocket costs of the arbitration proceeding together with reasonable attorneys' fees, costs, and expenses.

          14.9 No remedy made available to Company by any of the provisions of this Agreement is intended to be exclusive of any other remedy. Each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder as well as those remedies existing at law, in equity, by statute, or otherwise.

     IN WITNESS WHEREOF, this Agreement has been executed as of the date specified in the first paragraph.

                              COMPANY:  BRE PROPERTIES, INC.

                              By:     /s/ L. Michael Foley
                                  -------------------------------------

                              Its:    Chairman, Compensation Committee
                                  -------------------------------------

                              EXECUTIVE:  Frank McDowell

                                      /s/  Frank McDowell
                              -----------------------------------------

                                   EXHIBIT A
                                   ---------

                                Loan Agreements
                                ---------------

1. Loan and Stock Pledge Agreement by and between Company and Executive dated June 5, 1995.

2. Loan and Stock Pledge Agreement by and between Company and Executive dated August 26, 1996.

3. Loan and Stock Pledge Agreement by and between Company and Executive dated February 13, 1997.

4. Loan and Stock Pledge Agreement by and between Company and Executive dated March 2, 1998.

5. Loan and Stock Pledge Agreement by and between Company and Executive dated May 11, 1999.

6. Loan and Stock Pledge Agreement by and between Company and Executive dated January 28, 2000.

                                   EXHIBIT B
                                   ---------

                          Pro Rata Calculation Example
                          ----------------------------

     Termination prior to the five-year term of the Loan where Executive is eligible for Pro Rata Loan Forgiveness:

     Assumptions:

          1.   Agreement Date:  June 15, 1995

          2.   Termination Date:  August 5, 1998 (after 37 full months).

          3.   Performance:

               Gross Book Value of Assets - $617 million (on April 30, 1998, the last fiscal quarter ended 45 days or more prior to the termination date) or 18% compound annual growth from the $376.776 million starting point on April 30, 1995 used in establishing the $791 million threshold (16% compound annual growth), and the $937 million target (20% compound annual growth).

               FFO Growth over the first two years of 22% (between April 30, 1995 and April 30, 1997), which is equal to the 70th percentile of the Indexed REITs for a similar period, and of 12% in the third year (between April 30, 1997 and April 30, 1998, the last fiscal quarter ended 45 days or more prior to the termination date), which is equal to the 90th percentile of the Indexed REITs for a similar period.

               FFO Multiples for the prior year ends:

                    12/31/95 - 11.5 (Market Value/Prl2moFFO)

                    12/31/96 - 12.7

                    12/31/97 - 10.8

                    Average - 11.7 or equal to the 60th percentile of the Indexed REITs for a similar period.

          4.   Calculation.

               a) Pro Rata means that the executive is eligible for a maximum forgiveness based on the number of full months worked, in this case 37 months or 61.67% of the five-year term of the Loan.

                    Calculating the Asset Growth component pursuant to Section 6.1, which provides the potential for 20% forgiveness if the compound annual asset growth meets or exceeds 20%, the Executive would be eligible for a maximum of 12.33% (61.67% of 20%) forgiveness upon meeting or exceeding the 20% targeted growth.

                    Calculating the Funds from Operation component pursuant to
                    Section 6.2, which provides the potential for 50% forgiveness if FFO growth meets or exceeds the 80th percentile of the Indexed REITs, the executive would be eligible for up to 20% forgiveness for the first two years, and an additional 10.83% maximum potential forgiveness for the last 13 months (13/36 x 30%).

                    Calculating the Share Price Multiple pursuant to Section 6.3, which provides the potential for 30% forgiveness if the average share price multiple meets or exceeds the 80th percentile of the Indexed REITs, the Executive would be eligible for a maximum 18.50% forgiveness (61.67% of 30%) if the target is achieved.

               b) Asset Growth Calculation: 18% achieved growth represents 50% of the difference between the 16% threshold and the 20% target. Consequently, the Executive would earn 6.17% forgiveness (0.50 x 12.33%) for this component.

               c) Funds from Operation Growth Calculation: The achieved FFO growth equal to the 70th percentile of the Indexed REITs during the first two years represents 66.67% of the difference between the 50th percentile threshold and the 80th percentile target. Consequently, the Executive would earn 13.33% forgiveness (0.6667 x 20%) for the first two-year component.

               The achieved FFO growth equal to the 90th percentile in the April 30, 1997 to April 30, 1998 period represents 100% performance since it exceeds the 80th percentile target. Consequently, the Executive would earn 10.83% forgiveness (1.0000 x 10.83%) for the first 13 months of the period from April 30, 1997 to April 30, 2000.

               d) FFO Multiple Calculation - The achieved FFO Multiple at the 60th percentile of the Indexed REITs represents 33.33% of the difference between the 50th percentile threshold and the 80% target. Consequently, the Executive would earn 6.17% forgiveness (.3333 x 18.50%) for this component.

Summary                5-Year Potential    Pro Rata Potential       Performance      Actual Forgiveness
                          Forgiveness          Forgiveness         Through Last
                                                                      Quarter
Asset Growth                          20%               12.33%               50.00%                6.17%
FFO Growth
   First 2 Years                      20%               20.00%               66.67%               13.33%
   Last 3 Years                       30%               10.83%              100.00%               10.83%
FFO Multiple                          30%               18.50%               33.33%                6.17%
   Total                             100%               61.66%                                    36.50%

     Note that all percentage calculations are calculated to two decimal points (i.e., 18.50%).

     Only the number of full months from the date of the Agreement are considered (i.e., an exact 37-month period would end on July 14, 1998, and the Executive would not get credit for an additional month until an August 14, 1998
                ---
termination date.)

     Only data through the last quarter ending 45 days or more prior to the termination date are considered for evaluating performance. Only Indexed REIT published data up to and including the last date of data regarding the Company's performance are utilized. This should permit a timely determination of forgiveness on or shortly after the end of the five-year period or upon a termination that qualifies for pro rata loan forgiveness.